Exhibit 10.18

This Purchase Option Agreement (the “Agreement”) is made as of the 30th day of December 2002 by and between Thomas H. Young (“Young”), an individual residing at 5500 Hawthorne Circle, Greenwood Village, CO 80121, facsimile no. 303-357-1671 and Donald B. Wingerter, Jr. (“Wingerter”), an individual residing at 684 Humphrey Drive, Evergreen, CO 80439, facsimile no. 303-674-5022.

Wingerter is a Member of Sound Surgical Technologies LLC, a Colorado limited liability company (“SST”). Young desires to purchase three (3) membership units of SST (“Units”) in the offering of Units described in that private placement memorandum of SST dated September 16, 2002, a copy of which Young has received and read.

Young is an attorney who represents SST in intellectual property matters. Young and Wingerter recognize that in the future a situation may arise in which the effectiveness of Young’s representation of SST in a material matter may be compromised or may appear to be compromised by his ownership of Units.

Wingerter acknowledges that both the investment in SST by Young and Young’s continued effective representation of SST without compromise or the appearance of compromise in a material matter are of significant benefit to Wingerter as a Member of SST.

Now, therefore, in reliance on the foregoing statements, which Young and Wingerter acknowledge and incorporate as a material part of this agreement, and in consideration of the mutual agreements below, Young and Wingerter agree as follows:

1.	Young agrees to subscribe to, purchase and pay for three (3) Units in the offering referred to above.

2.	In the event that, during the term of this Agreement, (a) Young delivers to Wingerter a notice that, in Young’s sole judgment, Young’s effective representation of SST in a material matter is likely to be compromised, whether by actual or apparent conflict of interest or otherwise, by Young’s continued ownership of the Units, or (b) SST delivers to Young and Wingerter a notice that, in SST’s sole judgment, Young’s effective representation of SST in a material matter is likely to be compromised, whether by actual or apparent conflict of interest or otherwise, by Young’s continued ownership of the Units, then Wingerter or his designee (as the case may be, the “Purchaser”) will purchase the Units from Young and Young will sell the Units to the Purchaser for the purchase price of $24,750.00. Within ten (10) days after the effective date of such notice, Purchaser will deliver to Young immediately available funds in the amount of the purchase price stated above in exchange for an instrument, reasonably satisfactory in form and substance to the Purchaser, that Young will deliver to Purchaser effectively transferring good title to the Units to the Purchaser free and clear of any liens, charges or encumbrances.

3.	The term of this agreement will commence December 30, 2002 and will terminate on the earlier of December 30, 2012 or the date on which Young or SST terminates Young’s legal representation of SST.

4.	Notice under this Agreement shall be in writing and addressed to the address or facsimile number (if sent by facsimile) of the intended recipient given in the introductory paragraph of this Agreement, and shall be effective upon the earlier of actual receipt; or the next business day (being any day except a Saturday, Sunday or day on which national banks in the United States are closed) after transmission by facsimile with printed confirmation of successful transmission by the sending machine; or the next business day after deposit with a nationally recognized courier service such as FedEx, UPS, Airborne Courier or DHL, charges prepaid and marked for next business day delivery; or the fourth business day after deposit with the U.S. Postal Service, postage prepaid, certified mail return receipt requested.

In witness whereof, Young and Wingerter have executed and delivered this Agreement as of the date first written above.

/s/ Thomas H. Young	/s/ Donald B. Wingerter, Jr.
Thomas H. Young	Donald B. Wingerter, Jr.